77. Q1) Exhibits

77Q1(b) Other

(OTHER)

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 74U AND 74V.

FOR PERIOD ENDING 1/31/210

FILE NUMBER 811-08194

SERIES NO.: 9 CLOUGH CHINA FUND

72DD.

1. Total income dividends for which record date passed during the period

Class Z

$95

2.  Dividends for a second class of open-end company shares

Class I

$87

73A

1.

Dividends from net investment income

Class I

$0.1500

2.

Dividends for a second class of open-end company shares

$0.0000

74U.

1.   Number of shares outstanding (000's Omitted)

Class I

595

2.  Number of shares outstanding of a second class of open-end company shares (to nearest cent)

74V.

1.   Net asset value per share (to nearest cent)

Class I

$16.70

2.   Net asset value per share of a second class of open-end company shares (to nearest cent)